Exhibit 10.2

Restricted Stock UNIT Award Agreement
(2016 Performance-Based Award - Performance versus Market)

This Agreement (“Agreement”) is made this <Grant Date> by and between <Participant Name> (“Participant”) and The Progressive Corporation (the “Company”).

1.    Definitions. Unless otherwise defined in this Agreement, each capitalized term in this Agreement shall have the meaning given to it in The Progressive Corporation 2015 Equity Incentive Plan (the “Plan”). Financial and operational terms used in this Agreement (e.g., references to business units or segments) are used consistently with the use of those terms in the Company’s Form 10-K (including exhibits and other documents incorporated therein) for the fiscal year ended December 31, 2015 (the “Form 10-K”). It is understood that references herein to any performance results of the Company mean the applicable operating results of the Company and its Subsidiaries and Affiliates.

2.    Award of Restricted Stock Units. The Company grants to Participant an award (the “Award”) of performance-based restricted stock units (“Restricted Stock Units” or “Units”), pursuant to, and subject to, the terms of the Plan. The Award is based on a target award value of <# of Units> Units (the “Target Award Units”). The number of Restricted Stock Units that are ultimately earned pursuant to the Award (if any) will be determined based on the Target Award Units and the procedures and calculations set forth in this Agreement. Under the calculations set forth below, the maximum potential Award is a number of Units equal to two and one-half (2.5) times the Target Award Units (the “Maximum Award Units”) plus any related Dividend Equivalents.

3.    Condition to Participant’s Rights under this Agreement. This Agreement shall not become effective, and Participant shall have no rights with respect to the Award or any Restricted Stock Units, unless and until Participant has fully executed this Agreement and delivered it to the Company. In the Company’s sole discretion, such execution and delivery may be accomplished through electronic means.

4.    Restrictions; Vesting. Subject to the terms and conditions of the Plan and this Agreement, including the provisions of Paragraph 9 below, Participant’s rights in and to Restricted Stock Units shall vest, if at all, as follows:

a.    Growth Evaluation Period. The “Growth Evaluation Period” shall be the three-year period comprised of the years 2016, 2017 and 2018.

b.    Certification. The Award shall vest (if at all) only if, to the extent, and when the Committee certifies:

i.     the extent to which the Company’s performance results have satisfied the performance criteria set forth in both Subparagraphs c. and d. below; and

ii.     the corresponding performance factor or multiple to be applied to the Target Award Units (and any related Dividend Equivalent Units) to determine the number of Restricted Stock Units (if any) that have vested as a result of such performance.

Such certification shall occur as soon as practicable after the end of the Growth Evaluation Period (the date of such certification, the “Certification Date”), but in any event must occur (if at all) on or before January 31, 2021 (the “Expiration Date”). If the Committee certifies the vesting of a number of Units that is less than the Maximum Award Units, then with respect to all other Units that could have been earned under this Agreement, the Award will terminate and be forfeited automatically.

c.    Profitability Requirement. The Award shall not vest unless the Company has achieved a combined ratio of 96 or less, calculated by reference to the Company’s GAAP financial results, for the twelve (12) fiscal month period immediately preceding the date of the certification described in Subparagraph b. above (the “Profitability Requirement”). This section is qualified by the provisions of subparagraph (e) below.

d.    Number of Units Vesting. Provided that the Profitability Requirement has been satisfied, the number of Restricted Stock Units (if any) that vest in connection with the Award will be determined as follows:

i.    The Company’s compounded annual rate of growth in “Written Premiums” (defined below) for the Growth Evaluation Period for the Company’s Private Passenger Auto and Commercial Auto businesses (“Company Growth Rate”) will be compared to the compounded annual rate of growth of the Private Passenger Auto and Commercial Auto markets as a whole for the Growth Evaluation Period (“Market Growth Rate”), in each case determined as provided below. If the Company Growth Rate exceeds the Market Growth Rate, the applicable calculation required by the following table will determine the number of Restricted Stock Units vesting:

Performance vs. Market	Determination of the Number of Units Vesting
If the Company Growth Rate exceeds the Market Growth Rate by 3.5 percentage points or more	Target Award Units x 2.50 (i.e., the Maximum Award Units)
If the Company Growth Rate exceeds the Market Growth Rate by more than 2 but less than 3.5 percentage points
Target Award Units x (1.00 + (Company Growth Rate - Market Growth Rate - 2.00))
Example:
Company Growth Rate = 2.50%; Market Growth Rate = 0.10%; Number of Units vesting will equal Target Award Units x (1.00 + (2.50 - 0.10 - 2.00)) = Target Award Units x 1.40

If the Company Growth Rate exceeds the Market Growth Rate by exactly 2 percentage points	Target Award Units
If the Company Growth Rate exceeds the Market Growth Rate by less than 2 percentage points
Target Award Units x ((Company Growth Rate - Market Growth Rate) / 2.00)
Example:
Company Growth Rate = 2.50%; Market Growth Rate = 1.10%; Number of Units vesting will equal Target Award Units x ((2.50 - 1.10) / 2.00) = Target Award Units x 0.70

ii.    If the Company Growth Rate is equal to or less than the Market Growth Rate, or if the Profitability Requirement has not been satisfied with respect to the Award prior to the Expiration Date, none of the Award shall vest, and the Award shall be forfeited in its entirety.

iii.    For purposes of these determinations:

A.    Subject to the provisions of Subparagraphs B., C. and D. below:

1.    “Written Premiums” shall mean premiums written directly during the applicable time period for the specified types of business, without taking into account reinsurance;

2.    The Company Growth Rate will be the compounded annual rate of growth in Written Premiums during the Growth Evaluation Period, determined by comparing (a) the annual aggregate Written Premiums of the Company in its

Private Passenger Auto and Commercial Auto businesses for 2018, as reported by A.M. Best in its annual report currently known as the “A2 Report,” with (b) such Written Premiums of the Company for 2015 as reported in A.M. Best’s A2 Report; and

3.    The Market Growth Rate will be the compounded annual rate of growth in Written Premiums during the Growth Evaluation Period, determined by comparing (a) the aggregate Written Premiums of the U.S. Private Passenger Auto market and the Commercial Auto market for 2018, as reported in A.M. Best’s A2 Report, with (b) such Written Premiums for 2015 as reported in A.M. Best’s A2 Report, but excluding (in each case) the applicable Written Premiums of the Company;

B.    If either 2015 or 2018 is a 53-week year under the Company’s fiscal calendar, then in determining the Company Growth Rate as set forth in Subparagraph A. above, the aggregate Written Premiums for such year will be reduced by an amount equal to twenty percent (20%) of the Written Premiums of the Company in fiscal December 2015 or 2018, as applicable, in its Private Passenger Auto and Commercial Auto businesses, as determined from the Company’s records;

C.    In making the calculations required under this Agreement, the Company Growth Rate and the Market Growth Rate shall each be rounded to the nearest thousandth of a whole percentage point and (if applicable) the number of Restricted Stock Units vesting shall be rounded to the nearest thousandth of a whole Unit (or, in each case, as otherwise reasonably determined by the Company); and

D.    In the event that A.M. Best ceases to publish the A2 Report, or modifies the A2 Report in such a way as to render the comparisons required by this Agreement to be not meaningful, in the Committee’s sole judgment, the determinations required above shall be made using such comparable Company and industrywide data as may be then available from A.M. Best in any successor or replacement report or publication, or such comparable data as may be available from another nationally recognized provider of insurance industry data, in each case as the Committee may approve in its sole discretion.

e.    Exclusions.  For purposes of determining whether the Profitability Requirement is satisfied, to the extent permitted under Section 162(m), the following items will be excluded from, to the extent that any such item would otherwise be included in, the calculation of the Company’s combined ratio: (1) the financial results (if such results can be separately determined) attributable to the operations of an entity, business, product line or product that (x) is acquired or disposed of by the Company, or any of its Subsidiaries or Affiliates, during the Performance Period and (y) is not a part of the Company’s business units the Written Premiums for which are reflected in Private Passenger Auto or Commercial Auto in the A.M. Best A2 Report; and (2) all other items of gain, loss or expense determined to be extraordinary or unusual in nature under GAAP that are recognized or incurred during the period over which the Profitability Requirement is being calculated.

f.    Committee Discretion. Notwithstanding anything to the contrary contained in this Agreement, at or prior to the time of vesting, the Committee, in its sole discretion, may reduce the number of Restricted Stock Units that otherwise would vest according to this Agreement, or eliminate the Award in full. The Committee, in its sole discretion, may treat individual participants differently for these purposes. Any such determination by the Committee shall be final and binding on Participant. Under no circumstances shall the Committee have discretion to increase the award to Participant in excess of the number of Units that would have been awarded at vesting based on this Paragraph 4 (excluding adjustments required by Section 3(c) and/or Section 11 of the Plan).

The Award shall vest in accordance with and subject to the foregoing except to the extent that, prior to the Certification Date, the Award has terminated or been forfeited under the terms and conditions of the Plan or this Agreement.

5.    Expiration of Award. Notwithstanding anything to the contrary in this Agreement, if Participant’s rights in and to the Award have not vested in accordance with Paragraph 4 of this Agreement on or before the Expiration Date, this Award shall expire at 11:59 p.m. on the Expiration Date. Upon such expiration, the Award shall terminate automatically, and Participant shall have no further rights with respect to the Award.

6.    Dividend Equivalents. Subject to this Paragraph 6, with respect to dividends for which a record date occurs during the Restriction Period, Participant shall be credited with a Dividend Equivalent with respect to each outstanding Restricted Stock Unit, and with respect to any related Dividend Equivalent Unit (defined below) resulting from prior reinvestments of Dividend Equivalents as provided in this Paragraph. All Dividend Equivalents so credited will be deemed to be reinvested in Restricted Stock Units on the date that the applicable dividend or distribution is made to the Company’s shareholders, based on the Target Award Units and any Dividend Equivalent Units resulting from prior reinvestments of Dividend Equivalents, in the number of Units determined by dividing the aggregate value of the Dividend Equivalents by the Fair Market Value of the Stock on such date (rounded to the nearest thousandth of a whole Unit or as otherwise reasonably determined by the Company); provided, however, that if Dividend Equivalents cannot be reinvested in Units due to the operation of Section 3(a) of the Plan, such Dividend Equivalents will be credited to Participant as a cash value based on the Target Award Units and any Dividend Equivalent Units resulting from prior reinvestments of Dividend Equivalents, which cash value shall be held by the Company (without interest) subject to this Agreement. Any Units resulting from the deemed reinvestment of dividends in accordance with this Paragraph 6 are referred to herein as “Dividend Equivalent Units.” Dividend Equivalents shall be subject to the same terms and conditions, and shall vest or be forfeited (as applicable) at the same time, upon the same conditions, and in the same proportion, as the Target Award Units set forth in this Award; provided, however, that if the Award vests after the record date for, but before the payment date of, a dividend, then the Dividend Equivalents related to such dividend and to Units vesting on the vesting date will be paid in cash or in Stock, in the sole discretion of the Company, as soon as practicable following the payment date for such dividend.

7.    Units Non-Transferable. No Restricted Stock Units (and no Dividend Equivalents) shall be transferable by Participant other than by will or by the laws of descent and distribution. In the event all or any portion of the Award is transferred or assigned pursuant to a court order, such transfer or assignment shall be without liability to the Company, and the Company shall have the right to offset against the Award any expenses (including attorneys’ fees) incurred by the Company, or any of its Subsidiaries or Affiliates, in connection with such attempted transfer or assignment.

8.    Executive Deferred Compensation Plan. If Participant is eligible, and has made the appropriate election, to defer the Award into The Progressive Corporation Executive Deferred Compensation Plan (the “Deferral Plan”), and the Award is eligible for deferral under the Deferral Plan, then at the time of vesting, the Restricted Stock Units that would otherwise vest under this Agreement (but not any Dividend Equivalents, which shall be delivered to Participant in accordance with Paragraph 11) shall be considered to be deferred pursuant to the Deferral Plan, subject to and in accordance with the terms and conditions of the Deferral Plan and any related deferral agreement.

9.    Termination of Employment. Except as otherwise provided in the Plan, including Section 11 (Change in Control Provisions) and Section 14(d) thereof, or in this Paragraph 9, if Participant’s employment with the Company or any Subsidiary or Affiliate terminates for any reason, the Award and all Restricted Stock Units (and any related Dividend Equivalents) held by Participant that are unvested or subject to restriction at the time of such termination shall be forfeited automatically. Notwithstanding the foregoing:

a.    In the event that Participant’s employment terminates as a result of Participant’s death prior to Participant’s Qualified Retirement Eligibility Date, then this Agreement will remain effective for up to one year after the date of Participant’s death and the Restricted Stock Units (and Dividend

Equivalents) will vest if, when and to the extent, that the performance measures identified in Paragraph 4 above are achieved and certified by the Committee pursuant to Paragraph 4 prior to the earlier to occur of (x) the expiration of such one (1) year period and (y) the Expiration Date. The balance of the Award, if any, shall be forfeited;

b.    In the event that any such termination of employment occurs, for any reason other than for Cause, after the end of the Growth Evaluation Period but prior to the “first opportunity to certify results” (defined below), the Award shall not be forfeited at the time of Participant’s termination, and:

i.if the termination is a result of Participant’s death before his or her Qualified Retirement Eligibility Date, the provisions of Paragraph 9(a) of this Agreement will continue to apply to the Award;

ii.if the termination occurs prior to the Participant’s Qualified Retirement Eligibility Date for any reason other than Participant’s death, Participant shall be eligible to participate in the vesting of Restricted Stock Units (and any related Dividend Equivalents) under this Agreement only to the extent certified by the Committee at the time of such first opportunity to certify results, but if certification does not occur upon such first opportunity to certify results, the Award shall be forfeited automatically; and

iii.if the termination occurs on or after the Participant’s Qualified Retirement Eligibility Date, then Participant shall be eligible to participate in the vesting of Restricted Stock Units under this Agreement only to the extent certified by the Committee at the time of such first opportunity to certify results, but if certification does not occur upon such first opportunity to certify results, then the Award will be governed by Paragraph 9(c) of this Agreement as if Participant had terminated employment as a result of a Qualified Retirement on the date of the first opportunity to certify results.

c.    In the event that any such termination of employment occurs as a result of Participant’s Qualified Retirement, the Award (A) shall remain in effect with respect to fifty percent (50%) of the Award, which shall vest upon the achievement of the related Performance Goals (unless such Performance Goals are not achieved prior to the Expiration Date, in which event the Award will terminate, and the Award will be forfeited, as of such Expiration Date), and (B) shall terminate, effective as of the date of the Qualified Retirement, with respect to the remaining fifty percent (50%) of the Award; provided that, with respect to any member of the Company’s Senior Management Group, and any other Participant specified in writing by the Compensation Committee (if the Participant is, at the time of grant, an executive officer of the Company) or by the Company’s Chief Executive Officer and Chief Human Resource Officer (for all other Participants), if such individual has given the Company written notice of his or her intended retirement date at least twelve months but not more than fourteen months prior to such date, and if such individual in fact terminates on such intended retirement date (or such later date as the Company and such individual may agree, subject to such conditions as the Company may deem appropriate), upon any Qualified Retirement of such individual, no portion of the Award will terminate on such termination date, but the Award will remain in effect in full and shall vest as of the date on which, and to the extent that, the Performance Goals have been achieved (unless such Performance Goals are not achieved prior to the Expiration Date, in which event the Award will terminate and be forfeited, as of the Expiration Date).

d.    For purposes of this Paragraph 9, the phrase “first opportunity to certify results” means the date which is the earlier to occur of: (i) the last day of the calendar month immediately following the month in which A.M. Best publishes the A2 Report (or, if applicable, the calendar month immediately following the month in which the successor or replacement report or data described in Subparagraph 4.d.iii.D. above is published) for the third year of the Growth Evaluation Period, or

(ii) a meeting of the Compensation Committee is held at which such report or data is reviewed (whether or not a certification occurs) or a written action is executed by the Committee in lieu of such a meeting.

10.    Disqualifying Activity. Notwithstanding any other provision of this Agreement, if the Committee determines that Participant is engaging in, or has engaged in, a Disqualifying Activity, the provisions of Section 10(b) of the Plan will apply.

11.    Delivery at Vesting. Subject to the provisions of the Plan and this Agreement, upon vesting of all or part of the Award, the Company shall deliver to Participant one share of Stock in exchange for each such vested Restricted Stock Unit and for each Dividend Equivalent Unit related thereto and cash in the amount of any other related Dividend Equivalents, and all Restricted Stock Units and Dividend Equivalents shall be cancelled. Unless determined otherwise by the Company at any time prior to the applicable delivery, each fractional Restricted Stock Unit (and related Dividend Equivalent Unit) shall vest and be settled in an equal fraction of a share of Stock. The delivery of such shares of Stock shall be on or as soon as practicable following the Certification Date, but in no event later than March 15 of the calendar year following the year in which the Certification Date occurred.

12.    Taxes. No later than the date as of which an amount relating to the Award first becomes taxable, Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Taxes and other items of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan and this Agreement shall be conditioned on such payment or arrangements and the Company and its Subsidiaries and Affiliates, to the extent permitted by law, shall have the right to deduct any such Taxes from any payment of any kind otherwise due to Participant. At vesting, Restricted Stock Units and related Dividend Equivalent Units will be valued at the Fair Market Value of the Company’s Stock on such date.

Unless otherwise determined by the Committee, Participant must satisfy the minimum statutory tax withholding obligations resulting from the vesting of Restricted Stock Units and related Dividend Equivalents (“Minimum Withholding Obligations”) by surrendering to the Company Restricted Stock Units and/or Dividend Equivalents that are then vesting (or shares of Stock issuable as a result of the vesting) with a value sufficient to satisfy the Minimum Withholding Obligations.

Under no circumstances will Participant be entitled to satisfy any Minimum Withholding Obligations by surrendering Restricted Stock Units that are not then vesting or any Restricted Stock Units that Participant has elected to defer under Paragraph 8 above. Any request by Participant to satisfy Minimum Withholding Obligations by surrendering shares of Stock owned by Participant prior to the date of such satisfaction must be specifically approved in advance by the Committee. All surrenders of Units or shares of Stock and any requests for approval of alternative payment arrangements must be made by Participant in accordance with such procedures as may be adopted by the Company in connection therewith, and subject to such rules as have been or may be adopted by the Committee.

13.    Non-Solicitation. In consideration of the Award made to Participant under this Agreement, starting on the Grant Date and ending on the date that is exactly twelve (12) months after Participant's “Separation Date” (defined below), Participant shall not directly or indirectly recruit or solicit for hire, or hire, or assist in any manner in the recruitment, solicitation for hire or hiring, of any employee or officer of the Company or any of its Subsidiaries or Affiliates, in each case involving employment by any individual, business or entity other than the Company or one of its Subsidiaries or Affiliates, or in any way induce any such employee or officer to terminate his or her employment with the Company or any of its Subsidiaries or Affiliates. For purposes of this Paragraph 13, "Separation Date" means the date on which Participant's employment with the Company or one of its Subsidiaries or Affiliates is terminated for any reason.

14.    Recoupment. If the Securities and Exchange Commission adopts final rules under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act that require, as a condition to the Company’s continued listing on a national securities exchange (“Exchange”), that the Company develop and implement a policy requiring the recovery of erroneously awarded compensation, and such regulations are applicable to Participant and the Award granted pursuant to this Agreement, then the following shall apply:

In the event that the Company is required to prepare a restatement of one or more of its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Company will be entitled to recover from Participant, and Participant will promptly upon written demand return to the Company (whether or not Participant remains an employee of the Company at the time of such restatement or thereafter), the amount of any Award granted hereunder that (i) was paid or distributed to Participant (or any assignee or transferee permitted under Paragraph 7 above) during the three year period preceding the date on which the Company is required to prepare such restatement, and (ii) is in excess of what would have been paid or distributed to Participant (or any such assignee or transferee) under the restatement, or such other amount as may be required by the rules of the Securities and Exchange Commission or an applicable Exchange or any policy of the Company adopted in response to such rules.

The provisions of this Paragraph 14 are in addition to the rights of the Company as set forth in Section 14(h) of the Plan.

15.    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or in writing, between the parties relating to the Award, provided that the Agreement shall be at all times subject to the Plan.

16.    Amendment. The Committee may amend the terms of this Award to the fullest extent permitted by Section 12 of the Plan.

17.     Acknowledgments. Participant: (a) acknowledges receiving a copy of the Plan Description relating to the Plan, and represents that he or she is familiar with all of the material provisions of the Plan, as set forth in such Plan Description; (b) accepts this Agreement and the Award subject to all provisions of the Plan and this Agreement; and (c) agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee relating to the Plan, this Agreement or the Award.

Participant evidences his or her agreement with the terms and conditions of this Agreement, and his or her intention to be bound by this Agreement, by electronically accepting the Award pursuant to the procedures adopted by the Company. Upon such acceptance by Participant, this Agreement will be immediately binding and enforceable against Participant and the Company.

THE PROGRESSIVE CORPORATION

By: /s/     Charles E. Jarrett
Vice President & Secretary